EXHIBIT 3(ii)
     Subsections 12(a), 12(c) and 12(h) of the Bylaws of the Company as amended in their entirety and new Subsection 12(j) of the Bylaws of the Company are set forth as follows:
          Section 12. Committees.
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     (a) Appointment. The Board of Directors may establish an Executive Committee and such other standing or special committees of the board as it may deem advisable, each of which shall consist of two or more members of the Board of Directors. The designation of a committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law. Once established, the powers of the Executive Committee may be limited only by the vote of a three-fourths majority of the full Board of Directors.
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     (c) Tenure and Qualifications. Committees of the board shall consist only of members of the Board of Directors. Each member of the Executive Committee shall hold office until his or her successor is designated as a member of the Executive Committee and is elected or appointed and qualified. The tenure of members of other committees of the board shall be set forth in the resolutions, as amended from time to time, establishing the same.
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     (h) Resignations and Removal. Any member of a committee may be removed at any time with or without cause by resolution adopted by a majority of the full Board of Directors, except that, for the Executive Committee, the vote of a three-fourths majority of the full Board of Directors shall be required. Any member of a committee may resign from the committee at any time by giving written notice to the President or Secretary of the Corporation, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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     (j) Amendment. Notwithstanding any other provision of these Bylaws, the provisions of Subsections 12(a), 12(c), 12(h) and this Subsection 12(j) may only be amended by the vote of a three-fourths majority of the full Board of Directors.